Exhibit 99.1

SITO Mobile Announces Promotion of Jon Lowen to Chief Operating Officer

JERSEY CITY, N.J., April 25, 2017 (GLOBE NEWSWIRE) -- SITO Mobile Ltd. (SITO), a leading mobile engagement platform, today announced the promotion of Jon Lowen, current EVP of Operations and Product Development, to Chief Operating Officer.

Mr. Lowen has spent his entire career in the advertising technology space. At SITO, he has overseen the growth of the company’s technology products and managed the operational teams that oversee SITO’s media placement and advertising campaigns.  Prior to joining SITO, Lowen ran operations at DoubleVision, a mobile DSP, during which time revenue increased by over six times. He was also previously the Chief Operating Officer at Outdoor Hub, now Carbon Media Group, the largest outdoor sports digital media company.  As COO there, he was instrumental in building the company from its inception and increased profitability year over year, leading to its successful recapitalization.

"We are delighted that Jon has stepped up to assume this new role as the COO of SITO Mobile," said interim CEO Rory O’Connell. "Jon has done an extremely impressive job leading SITO’s product development efforts, buttressing our position at the forefront of the burgeoning location-based marketing marketplace. With Jon’s vision, we have launched truly breakthrough products like RT VWI and SITO LABS that solve the biggest expressed needs of marketers today—transparency and attribution.”

"I look forward to continuing to work with the SITO Mobile management team to leverage the tremendous tools, technology and diverse products that we offer," said Jon Lowen. “SITO Mobile is primed to take the next step toward unlocking the full value of location-based marketing, measurement, and attribution, via a real-time solution. I am excited to help us realize this potential and get to the next level."

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, sales growth, our reliance on brand owners and wireless carriers, the possible need for additional capital as well as other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Contacts:
Investor Relations:
Joseph Wilkinson
SVP Investor Relations
Joseph.Wilkinson@sitomobile.com

Media Relations:
Alexandra Levy
Silicon Alley Media
alex@siliconalley-media.com

RELATED LINKS
http://www.sitomobile.com